Exhibit 14.2

UNIFI, INC.

Code of Business Conduct and Ethics

(As Revised July 23, 2014)

1.	Scope of Coverage

The Board of Directors (the “Board”) of Unifi, Inc. (the “Company”) has adopted this Code of Business Conduct and Ethics (the “Code of Ethics”) for the members of the Board and the executive officers of the Company (as defined in applicable regulations of the Securities and Exchange Commission, which includes the principal executive officer, principal financial officer and principal accounting officer of the Company). Each director and executive officer, and such other officers or key personnel as the Board may designate from time to time (each a “Covered Person” and, collectively, the “Covered Persons”), shall comply with this Code of Ethics.

Compliance with this Code of Ethics shall be in addition to, and not in lieu or in limitation of, the responsibility of all Company personnel (including Covered Persons) to comply with applicable policies of the Company, including those set forth in the Unifi, Inc. Ethical Business Conduct Policy Statement. This Code of Ethics extends to conduct by a Covered Person with respect to the operations and affairs of any subsidiary of the Company. For purposes of the latter, references herein to the Company shall be read to include subsidiaries of the Company, unless the context clearly indicates otherwise in light of the intent of the preceding sentence.

2.	General Responsibilities and Reporting

If any Covered Person believes that a prohibited act under this Code of Ethics has occurred, then he or she shall promptly report such belief to the Chair of the Audit Committee and the Company’s Corporate Compliance Officer. (If the Corporate Compliance Officer is not the Company’s General Counsel, then any requirement under this Code of Ethics for communication to the Corporate Compliance Officer shall also require such communication to be made to the General Counsel.) While the above is the required and preferred reporting procedure, any director or executive officer should feel free to also report any such occurrence to the Chairman of the Board, the Board’s Lead Independent Director, or the Chair of the Corporate Governance and Nominating Committee (the “Governance Committee”).

On behalf of the Board, the Ethics Review Committee (as defined below) shall review and investigate any reported occurrence of a violation of this Code of Ethics, without the participation of any director who may be a subject of such report. (The Ethics Review Committee shall be the Audit Committee or, in the discretion of the independent members of the Board, the Governance Committee or such other appropriate committee as may be designated by the independent members of the Board.) If the Ethics Review Committee determines that any such occurrence represents a violation of this Code of Ethics, the Ethics Review Committee shall also determine whether (and if so, what) remedial or disciplinary action should be taken to address the situation appropriately. The Company shall disclose any such violation, and any remedial or disciplinary action taken, to the fullest extent required by federal securities or other applicable laws.

If the Ethics Review Committee determines that any such occurrence represents a violation under this Code of Ethics, but does not believe that any remedial or disciplinary action is necessary or advisable to address the situation appropriately (or if the Ethics Review Committee or the Board agrees to waive compliance with a provision of the Code of Ethics by any director or executive officer), the Company shall nonetheless promptly disclose the violation or waiver, as the case may be, along with the rationale for the above decision.

All Covered Persons are expected and required to provide full assistance and disclosure to the Board, the Ethics Review Committee, the Company and any authorized advisors of the Company in connection with any review of compliance with this Code of Ethics.

3.	Conflicts of Interests

Every Covered Person has a duty to avoid business, financial or other direct or indirect interests or relationships that conflict with the interests of the Company or that divide or compromise his or her loyalty to the Company. A conflict (or the appearance of a conflict) of interests may arise in many ways. All Covered Persons must be vigilant and conscientious in all dealings in which they are involved (or have a personal interest otherwise) that could have an adverse effect on the Company or otherwise constitute a conflict of interests.

Each Covered Person should disclose to the Chair of the Audit Committee and the Corporate Compliance Officer any conflict (or appearance of a conflict) of interests on his or her part. Any activity or situation that presents (or even appears to present) a conflict of interests, or other division or compromise of loyalty to the Company, should be avoided or terminated unless, after such required disclosure, it is determined by the Ethics Review Committee or the Board that the activity is not harmful to the Company or otherwise improper. Even though the process of disclosure and consideration by the Company may lead to a determination that the subject relationship or transaction, despite its appearances, is not harmful to the Company and will be permitted, it is imperative to comply with the disclosure process.

4.	Conduct of Business and Fair Dealing

Without limitation of any other provision of this Code of Ethics, no Covered Person shall engage in any of the following activities:

•	compete with the Company by providing service to a competitor as an employee, officer or director or in a similar capacity;

•	profit, or assist others to profit, from confidential information that is obtained in connection with the Covered Person’s service to the Company;

•	take personally any opportunity that is discovered through the use of Company property, information or position without first offering such opportunity to the Company;

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improperly influence or attempt to influence any business transaction between the Company and another entity in which the Covered Person has a direct or indirect financial interest or for which the Covered Person acts as an employee, officer or director or in a similar capacity; or

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take unfair advantage of any customer, supplier, competitor or other person doing business with the Company through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or other unfair-dealing practice.

5.	Compliance with Laws and Regulations

Consistent with the Company’s business philosophy, it is the Company’s policy to comply with the laws of each country in which it or any of its subsidiaries does business. Each Covered Person shall comply with applicable laws, rules and regulations of any such country, and shall use all reasonable efforts to oversee compliance by other Company personnel, including other Covered Persons, with such applicable laws, rules and regulations.

6.	Use of Non-Public Information and Disclosure

A Covered Person who knows information about the Company that is material and that has not been disclosed to the public must keep such information confidential. Among other things, it is a violation of United States law to purchase or sell the Company’s securities on the basis of such non-public information. Covered Persons may not do so, and they may not provide such information to others for that or any other purpose.

A Covered Person also may not buy or sell securities of any other company using material non-public information about that other company that is obtained in the performance of his or her duties on behalf of the Company, and he or she may not provide any such information to others.

A Covered Person shall maintain the confidentiality of any non-public information about the Company that is learned in the performance of his or her duties on behalf of the Company, except when disclosure is legally authorized or mandated. Any question about the legal authority or requirement in the latter situation should be discussed with the General Counsel prior to disclosing such information.

7.	Use of Company Funds, Assets and Information

Each Covered Person shall protect the Company's funds, assets and information, and shall not use the Company funds, assets or information to pursue personal opportunities or gain.

No Company funds, assets or information shall be used for any unlawful purpose.

8.	Record-Keeping

The Company’s policy is to make full, fair, accurate, timely and understandable disclosures in reports and documents that it releases to the public or files with regulatory authorities. To facilitate compliance with that policy, and to comply with applicable laws, rules and regulations relating to such matters, all transactions by the Company should be accurately reflected in the Company’s books and records.

All books and records and bank accounts or other repositories of assets of the Company shall be subject to all normal accounting and auditing controls, and the falsification of any of the Company’s books and records, or the maintenance of any secret bank accounts or repositories, is strictly prohibited. No Covered Person shall engage in any arrangement that results in any such prohibited act.

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